Exhibit 99.1

For Immediate Release	Contact:
March 17, 2016	Randall Clemons
Chairman & CEO
(615) 945-8492
rclemons@wilsonbank.com

WILSON BANK HOLDING COMPANY ANNOUNCES 4-FOR-3 STOCK SPLIT
LEBANON, TENN. - Wilson Bank Holding Company (the “Company”) recently announced a four-for-three stock split effective at the end of March, the institution’s first stock split since 2007.
The Company continues to see increased demand for its stock, which saw its market value (based on prices at which the stock traded) climb above $50 per share at the end of December 2015, thanks to an increase of $2.40 per share over the price at which the stock traded at or near the end of December 31, 2014. Factoring in a $.65 dividend paid in December 2015, the increase in the market price of the stock reflects a 6.4 percent return for shareholders in 2015. Wilson Bank & Trust’s assets also surpassed $2 billion late last year.
The stock split will apply to shareholders of record as of the close of business on March 24, 2016, and will be payable on March 31, 2016.
“A great base of shareholders and customers has helped build our identity as Middle Tennessee’s community bank,” Wilson Bank & Trust Chairman & CEO Randall Clemons said. “Our commitment to remaining an independent institution, which has held strong for nearly 29 years, continues to be a big part of our decision-making, our succession strategy and our long-term planning.
“We take pride in our widely-held ownership structure, with no individual owning more than 4 percent of the shares,” Clemons said. “And the confidence our shareholders have displayed in the Company through the significant percentage of our shareholders that participate in our dividend reinvestment program has allowed us to stay well-capitalized and support future growth and expansion.”
Wilson Bank & Trust’s capital started with $5 million - invested by 1,000 original shareholders in 1987 - and that has grown to $223 million today, with over 3,700 shareholders.
Between the last stock split, another four-for-three split paid in May 2007, and March 15, 2016 (based on the prices at which shares were sold on or near those dates), the value of a share of Wilson Bank Holding Company common stock has increased by almost $17. Prior splits took place in 2003, 1999 and 1993.
Wilson Bank & Trust (www.wilsonbank.com) was recently ranked 15th nationwide among banks with assets of $1 billion to $5 billion by Bank Director Magazine for 2015, and was again rated a 5-star institution by BauerFinancial this spring. A member of the FDIC and an Equal Housing Lender, Wilson Bank & Trust currently operates 26 offices across eight Middle Tennessee counties, offering a full range of financial products that include secondary market mortgage loans and online banking services.

Exhibit 99.1